Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SMART POWERR CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value	Other	124,126	(2)	$0.6061	(3)	$75,232.77	(3)	0.0001531	$11.52
Total Offering Amounts							$75,232.77			$11.52
Total Fee Offsets										$—
Net Fee Due										$11.52

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates includes an indeterminate number of additional shares of Common Stock, options or rights attribute to these registered shares which become issuable under the China Recycling Energy Corporation Omnibus Equity Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registration’s Common Stock.

(2)	Represents 124,126 shares of common stock, par value $0.001 per share (the “Common Stock”) registered hereby issuable pursuant to the Plan.

(3)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on April 16, 2025, which were $0.6199 and $0.5923, respectively.